EXHIBIT 10.3

Chipotle Mexican Grill, Inc.

Supplemental Deferred Investment Plan Document

Effective Date: May 22, 2018

Chipotle Mexican Grill, Inc.

Supplemental Deferred Investment Plan Document

Effective October 13, 2006, as amended on June 12, 2007, July 24, 2007 and May 22, 2018

Recitals

The purpose of this Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan Document, established effective as of October 13, 2006, as amended on June 12, 2007, July 24, 2007 and May 22, 2018 (“Plan”) is to provide specified benefits to a select group of management and highly compensated Employees who materially contribute to the continued growth, development, and future business success of Chipotle Mexican Grill, Inc. (“Company”).

The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1 Definitions

For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 “Account Balance” shall mean, with respect to a Participant, a credit on the records of the Company equal to the sum of (i) the Supplemental Account balance (ii) Deferred Bonus Account balance and (iv) Long Term Deferred Bonus Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her Beneficiary, pursuant to the Plan. The Account Balance shall be adjusted in the manner provided in Article 3.5 hereof.

1.2 “Administrative Committee” shall mean a committee appointed by the Board of Directors of the Company (“Board of Directors”) to administer the Plan or such committee’s designee which committee may consist of directors, officers or other Employees of the Company selected in the sole discretion of the Board of Directors. In the absence of an appointment of a committee by the Board of Directors, the Board of Directors shall be deemed to be the committee.

1.3 “Annual Incentive Plan Bonus” shall mean the annual bonus payable under the Company’s Annual Incentive Plan.
1.4 “Base Salary” shall have the meaning of “Included Compensation” as set forth in the 401(k) Plan but shall exclude any Bonus deferred pursuant to this Plan.
1.5 “Beneficiary” shall mean the person or persons, designated in accordance with Article 6, that are entitled to receive benefits under the Plan upon the death of a Participant.

1.6 “Beneficiary Designation Form” shall mean the form established from time to time by the Administrative Committee that a Participant completes, signs and returns to the Administrative Committee to designate one or more Beneficiaries.

1.7 “Board” shall mean the Board of Directors or a committee of the Board of Directors.

1.8 “Bonus” shall mean any compensation relating to services performed during any calendar year(s), whether or not paid in a calendar year or included on the Form W-2 for the calendar year, payable to a Participant as an Employee under the Company’s written bonus or cash compensation incentive plans, including any Annual Incentive Plan Bonus, but excluding any bonuses excluded under the 401(k) Plan, stock options, restricted stock and the Long Term Bonus, if any, as defined herein.

1.9 “Change in Control” shall mean an event that constitutes a “Change of Control Event” for purposes of Code Section 409A.
1.10 “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.
1.11 “Company” shall mean Chipotle Mexican Grill, Inc., a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.
1.12 “Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Article 3.3.

1.13 “Deferred Bonus Account” shall mean (i) the sum of all of a Participant’s Deferred Bonus Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of the Plan that relate to the Participant’s Deferred Bonus Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to his or her Deferred Bonus Account.

1.14 “Deferred Bonus Amount” shall mean that portion of a Participant’s Annual Incentive Plan Bonus specified in whole percentages that a Participant elects to have and is deferred in accordance with Article 3, for any one Plan Year. In the event of a Participant’s retirement, Disability, death or a Termination of Employment prior to the end of a Plan Year, such year’s Deferred Bonus Amount shall be the actual amount withheld prior to such event.

1.15 “Disability” shall have the same definition as set forth in Company’s 401(k) Plan.
1.16 “Disability Benefit” shall mean the benefit set forth in Article 5.3.

1.17 “Election Form” shall mean the form established from time to time by the Administrative Committee or the Company that a Participant completes, signs and returns to the Administrative Committee to make a deferral election under the Plan.

1.18 “Eligible Employee” shall mean any Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Plan Agreement (iv) whose signed Plan Agreement is accepted by the Administrative Committee, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated.

1.19 “Employee” shall mean a person who is an employee of the Company.
1.20 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
1.21 “401(k) Plan” shall mean the Chipotle Mexican Grill, Inc. 401(k)/Roth Plan.
1.22 “First Plan Year” shall mean the period beginning on October 13, 2006 and ending on December 31, 2006.
1.23 “In-Service Distribution” shall mean the payout set forth in Article 4.1.

1.24 “Installment Method” shall be a monthly, quarterly or annual installment payment over the number of years selected by the Participant in accordance with the Plan, calculated as follows: (i) for the first installment, the vested Account Balance of the Participant shall be calculated as of the close of business on or around the date on which the Participant experiences a Termination of Employment or is deemed to have experienced a Termination of Employment in accordance with Article 5, and (ii) for the remaining installments, the vested Account Balance of the Participant shall be calculated as of the close of business on or around the date of payment. Each installment payment shall be calculated by multiplying this balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of payments due the Participant. By way of example, if the Participant elects a ten (10) year quarterly Installment Method, the first payment shall be 1/40 of the vested Account Balance, calculated as described in this definition. The following quarterly payment shall be 1/39 of the vested Account Balance, calculated as described in this definition.

1.25 “Long Term Bonus” shall mean any compensation relating to services performed during any calendar year(s), whether or not paid in a calendar year or included on Form W-2 for the calendar year, payable to a Participant as an Employee under the Company’s written Long Term Bonus Plan, or similar long term bonus plan offered by the Company from time to time, as distinguished from a Bonus as defined herein.

1.26 “Long Term Deferred Bonus Account” shall mean (i) the sum of all of a Participant’s Long Term Bonus Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of the Plan that relate to the Participant’s Long Term Deferred Bonus Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to his or her Long Term Deferred Bonus Account.

1.27 “Long Term Deferred Bonus Amount” shall mean that portion of a Participant’s Long Term Deferred Bonus specified in whole percentages that a Participant elects to have, and is deferred, in accordance with Article 3, for any one Plan Year. In the event of a Participant’s retirement, Disability, death or a Termination of Employment prior to the end of a Plan Year, such year’s Long Term Deferred Bonus Amount shall be the actual amount withheld prior to such event.

1.28 “Participant” shall mean an Eligible Employee or an individual that maintains an Account Balance under the Plan. A spouse or former spouse of a Participant shall not by virtue of 4 such relationship only be considered a Participant in the Plan or deemed to have an Account Balance under the Plan, even if the spouse or former spouse has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.29 “Plan” shall mean the Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan, as amended from time to time.

1.30 “Plan Agreement” shall mean the Chipotle Mexican Grill, Inc. 2006 & 2007 Supplemental Deferred Investment Plan – Enrollment Form, and any successor form of similar function prescribed by the Administrative Committee from time to time.

1.31 “Plan Year” shall, except for the First Plan Year, mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.32 “Supplemental Account” shall mean (i) the sum of all of a Participant’s Supplemental Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of the Plan that relate to the Participant’s Supplemental Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to his or her Supplemental Account.

1.33 “Supplemental Amount” shall mean that portion of a Participant’s Base Salary and Bonus (less the Deferred Bonus Amount, if any) specified in whole percentages that a Participant properly elects to defer in accordance with Article 3, for any one Plan Year. In the event of a Participant’s retirement, Disability, death or a Termination of Employment prior to the end of a Plan Year, such year’s Supplemental Amount shall be the actual amount withheld prior to such event.

1.34 “Termination Benefit” shall mean the benefit set forth in Article 5.1.

1.35 “Termination of Employment”, “Termination”, “Terminates” or “Terminated” shall mean, with respect to an Employee, severance from employment from the Company, voluntarily or involuntarily, for any reason including retirement, Disability, and death.

1.36 “Unforeseeable Financial Emergency” shall mean a severe financial hardship to an Employee resulting from an illness or accident of the Employee, the Employee’s spouse, or a dependent (as defined in Code Section 152(a)) of Employee, loss of the Employee’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Employee. The Administrative Committee shall have sole and absolute discretion to determine whether an Unforeseeable Financial Emergency has occurred.

ARTICLE 2 Selection, Enrollment, Eligibility

2.1 Selection by Administrative Committee. Participation in the Plan is limited to (i) a select group of highly-compensated individuals whose Base Salary, Bonus and Long Term Bonus pay are expected to exceed a certain amount each Plan Year, as established by the Administrative Committee prior to each Plan Year, and adjusted thereafter consistent with Code Section 414(q)(1)(B)(i), and (ii) identified as a Company Director level or above and (iii) are participating in the 401(k) Plan. Participation in the Plan is strictly voluntary. In the First Plan Year, the Participants shall be deemed eligible to participate in the Plan so long as the Participant satisfies the eligibility requirements stated in this Article 2.1 as of the date of the adoption of the Plan.

2.2 Enrollment Requirements. As a condition to participation in the Plan, each selected Employee shall complete, execute and return to the Administrative Committee a properly executed and completed (as determined by the Administrative Committee) Plan Agreement, Election Form and Beneficiary Designation Form, on or before the last day of June, or within thirty days of becoming eligible if the Participant meets the eligibility requirements after the open enrollment period of the Plan year preceding the Plan Year of the relevant deferral, except as otherwise expressly provided in Article 3.1(a)(i), 3.1(a)(ii) and 3.1(b)(i). The Administrative Committee, in its sole and absolute discretion, may establish such other enrollment requirements as necessary.

2.3 Eligibility; Commencement of Participation

(a) First Plan Year and 2007 Plan Year. Provided an Employee is selected to participate in the Plan for the 2006 Plan Year and the 2007 Plan Year and has met all enrollment requirements set forth in Article 2.2 above, that Employee shall immediately commence participation in the Plan for the First Plan Year and/or on the first day of the 2007 Plan Year, as applicable. If an Employee fails to meet the enrollment requirements set forth in Article 2.2, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the year the Employee satisfies the requirements of Article 2.2.

(b) 2008 and subsequent Plan Years. Provided an Employee is selected to participate in the Plan for the 2008 Plan Year, or any subsequent Plan Year, and has met all enrollment requirements set forth in Article 2.2 above, that Employee shall commence participation in the Plan on the first day of the next Plan Year. If an Employee fails to meet the enrollment requirements set forth in Article 2.2, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the year the Employee satisfies the requirements of Article 2.2.

2.4 Termination of Deferrals. If the Administrative Committee determines that a Participant no longer qualifies as an Eligible Employee, the Administrative Committee shall have the right, in its sole discretion, to prevent the Employee from making future deferral elections for the following Plan Year. However, deferral elections must continue for the rest of that Plan Year unless an Unforeseeable Financial Emergency, as described in Article 1.36 occurs. In the event an Unforeseeable Financial Emergency occurs, the Participant’s deferral election shall not be terminated unless the Participant also obtains a partial or full payout from the Plan. A deferral election shall also be terminated if required for a Participant to obtain a hardship distribution under a qualified cash or deferred arrangement under Code Section 401(k). Any deferral election made by an Eligible Employee after such Employee’s termination of deferrals in conformance with this Article 2.4 shall be treated as the Eligible Employee’s initial deferral election.

ARTICLE 3 Deferral Elections

3.1 Elections to Defer Compensation.

(a) Supplemental Account. In connection with an Eligible Employee’s initial commencement of participation in the Plan, an Eligible Employee may elect to defer Base Salary and Bonus paid within the same Plan Year (“Supplemental Amount”) into the Supplemental Account in conformance with the limitations set forth in Article 3.1(d). Such initial election is made by submitting to the Administrative Committee an Election Form that conforms to the requirements of Article 2.2.

(i) Supplemental Account - First Plan Year. In the case of the First Plan Year, the Eligible Employee may make an initial deferral election on or before thirty (30) days following the effective date of Plan and the election will be deemed to apply to Base Salary earned for services performed subsequent to the conforming submission of the election in conformance with Article 2.2. With respect to the Bonus relating to a performance period, the deferral election applies only to an amount equal to the Bonus multiplied by the ratio of the number of days remaining in the performance period following the election over the total number of days in the performance period which resulting amount shall then be multiplied by the deferral election (%).

(ii) Supplemental Account - Plan Year Commencing January 1, 2007. With respect to the Plan Year commencing January 1, 2007, the Eligible Employee must submit their deferral election on or before thirty (30) days following the effective date of Plan. Such election shall only apply to Base Salary and Bonus paid in the Plan Year following the year in which the election is properly submitted in conformance with Article 2.2 (i.e., 2007). With respect to the Annual Incentive Plan Bonus paid in such Plan Year, the deferral election applies only to an amount equal to (x) the Annual Incentive Plan Bonus multiplied by the ratio of the number of days remaining in the performance period following the relevant election made in the First Plan Year over the total number of days in the performance period (i.e., calendar year = 365 days), less (y) the Deferred Bonus Amount; (z) which resulting amount shall then be multiplied by the deferral election (%).

(iii) Supplemental Account - Subsequent Deferral Elections. For each subsequent Plan Year, the Eligible Employee may elect to defer Base Salary paid during a subsequent Plan Year and Bonus paid during a subsequent Plan Year into the Supplemental Account (in conformance with Article 3.2(d)) by submitting to the Administrative Committee an Election Form that conforms with the requirements of Article 2.2.

(b) Deferred Bonus Account. In connection with an Eligible Employee’s initial commencement of participation in the Plan, an Eligible Employee may elect to defer up to one hundred percent (100%) of the Eligible Employee’s Annual Incentive Plan Bonus (“Deferred Bonus Amount”) into the Deferred Bonus Account.

(i) Deferred Bonus Account – First Plan Year. In the case of the Annual Incentive Plan Bonus earned in the First Plan Year but paid in the subsequent Plan Year, the election, so long as it conforms with Article 2.2 hereof and the Eligible Employee submits his or her deferral election on or before thirty (30) days following the effective date of Plan, shall only apply to an amount equal to the Annual Incentive Plan Bonus earned in the First Plan Year but paid in the subsequent Plan Year multiplied by the ratio of the number of days remaining in the performance period following the election over the total number of days in the performance period (i.e., calendar year = 365 days).

(ii) Deferred Bonus Account – Subsequent Deferral Elections. For each subsequent Plan Year, the Eligible Employee may elect to defer up to one hundred percent (100%) of the Eligible Employee’s Annual Incentive Plan Bonus earned in such Plan Year but paid in the subsequent Plan Year by submitting to the Administrative Committee an Election Form that conforms to the requirements of Article 2.2.

(c) Long Term Deferred Bonus Account – Deferral Elections. In connection with an Eligible Employee’s initial commencement of participation in the Plan while the Eligible Employee is receiving a Long Term Bonus, or the Company’s payment of a Long Term Bonus to Employees while an Eligible Employee is enrolled in the Plan, an Eligible Employee may elect to defer up to one hundred percent (100%) of the Company’s Long Term Bonus (“Long Term Bonus Amount”) into the Long Term Deferred Bonus Account with such deferral election applying to deferrals of the Long Term Bonus determined in the Plan Year after which the Eligible Employee properly elects in conformance with Article 2.2 hereof. For each subsequent Long Term Bonus awarded by the Company, the Eligible Employee may elect to defer up to one hundred percent (100%) of the Eligible Employee’s Long Term Bonus by submitting to the Administrative Committee an Election Form that conforms with the requirements of Article 2.2.

(d) Amount of Deferral.

(i) Supplemental Account. An Eligible Employee’s deferral into the Supplemental Account shall not occur until the Eligible Employee has met the deferral limit in the Eligible Employee’s 401(k) plan or the compensation limit as defined in Internal Revenue Code section 401(a)(17) and the Eligible Employee’s deferral shall not exceed fifty percent (50%) of the Eligible Employee’s Base Salary or Bonus. If necessary, in the sole and absolute discretion of the Administrative Committee, the amount deferred by an Eligible Employee may be limited in any Plan Year to satisfy any FICA tax, income tax, and employee benefit plan withholding requirements.

(ii) Deferred Bonus Account. The amount of the Bonus that an Eligible Employee may elect to defer to the Deferred Bonus Account shall not exceed one hundred percent (100%) of the Eligible Employee’s Bonus; provided that in the sole and absolute discretion of the Administrative Committee, the total amount deferred by an Eligible Employee shall be limited in any calendar year, if necessary, to satisfy FICA, income tax, and employee benefit plan withholding requirements.

(iii)Long Term Deferred Bonus Account. The amount of the Long Term Bonus that an Eligible Employee may elect to defer to the Long Term Deferred Bonus Account shall not exceed one hundred percent (100%) of the Eligible Employee’s

Long Term Bonus; provided that in the sole and absolute discretion of the Administrative Committee, the total amount deferred by an Eligible Employee shall be limited in any calendar year, if necessary, to satisfy FICA, income tax, and employee benefit plan withholding requirements.

(e) Duration of Compensation Deferral Election.

(i) Supplemental Account. An Eligible Employee’s deferral election for deferrals to the Supplemental Account in the First Plan Year is effective only with respect to compensation earned after the date which the election is properly submitted to the Administrative Committee. An Eligible Employee’s deferral election for a Plan Year other than the First Plan Year shall only apply to the Plan Year after which an election is submitted as provided in Article 2.2. An Eligible Employee’s election to defer compensation shall remain in effect only for the applicable Plan Year and a new election must be made for each subsequent Plan Year by submitting to the Administrative Committee a new Election Form in conformance with Article 2.2. Such election shall be effective on the first day of the following Plan Year. Upon submission of the Eligible Employee’s deferral election, the Eligible Employee’s deferral election shall be irrevocable with respect to compensation earned in the Plan Year for which the election is made. Upon approval of the Administrative Committee, in its sole and absolute discretion, an Eligible Employee may change or revoke a deferral election only if done so within the acceptable timeframes outlined under the Internal Revenue Code and the applicable regulations thereunder.

(ii) Deferred Bonus Account. An Eligible Employee’s deferral election for deferrals to the Deferred Bonus Account in the First Plan Year is effective as of the date the election is properly submitted to the Administrative Committee in conformance with Article 2.2. An Eligible Employee’s deferral election for a Plan Year other than the First Plan Year shall apply to the Plan Year after which an election is submitted as provided in Article 2.2. An Eligible Employee’s election to defer the Bonus shall remain in effect only for the applicable Plan Year and a new election must be made for each subsequent Plan Year by submitting to the Administrative Committee a new Election Form in conformance with Article 2.2 and such election shall be effective on the first day of the following Plan Year. Upon submission of the Eligible Employee’s deferral election, the Eligible Employee’s deferral election shall be irrevocable with respect to compensation earned in the Plan Year for which the election is made. Upon approval of the Administrative Committee, in its sole and absolute discretion, an Eligible Employee may change or revoke a deferral election only if done so within the acceptable timeframes outlined under the Internal Revenue Code and the applicable regulations thereunder.

(iii) Long Term Deferred Bonus Account. An Eligible Employee’s election to defer the Long Term Bonus shall remain in effect only for the applicable Plan Year and a new election must be made for each subsequent Plan Year by submitting to the Administrative Committee a new Election Form in conformance with Article 2.2 and such election shall be effective on the first day of the following Plan Year. Upon submission of the Eligible Employee’s deferral election, the Eligible

Employee’s deferral election shall be irrevocable with respect to compensation earned in the Plan Year for which the election is made. Upon approval of the Administrative Committee, in its sole and absolute discretion, an Eligible Employee may change or revoke a deferral election only if done so within the acceptable timeframes outlined under the Internal Revenue Code and the applicable regulations thereunder.

3.2 Withholding of Amounts. For each Plan Year, the Base Salary portion of the Supplemental Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time, for increases and decreases in Base Salary. The Bonus portion of the Supplemental Amount and the Deferred Bonus Amount shall be withheld at the time the Bonus is or otherwise would be paid to the Eligible Employee, whether or not this occurs during that Plan Year. The Long Term Deferred Bonus Amount shall be withheld at the time Long Term Bonus is or otherwise would be paid to the Eligible Employee, whether or not this occurs during that Plan Year.

3.3 Company Contribution Amount. The Administrative Committee, in its sole and absolute discretion, may, but is not required to, credit to the Supplemental Account or Deferred Bonus Account a Company Contribution Amount as hereinafter determined.

(a) Supplemental Account Company Contribution. The Company Contribution Amount credited to the Supplemental Account shall be an amount not to exceed one hundred percent (100%) of the first three percent (3%) of an Eligible Employee’s Base Salary and Bonus and fifty percent (50%) of the next two percent (2%) of the Eligible Employee’s Base Salary and Bonus. The maximum Company Contribution Amount credited to the Supplemental Account will be four percent (4%) of the Eligible Employee’s Base Salary and Bonus paid in a Plan Year after deferrals begin to be directed to the Supplemental Account. Notwithstanding the foregoing, the Company Contribution Amount allocated to the Supplemental Account shall not exceed the Supplemental Deferral Amount. The Administrative Committee, in its sole and absolute discretion, may allocate a Company Contribution Amount less than or greater than the amount described above, and the amount credited to any Eligible Employee for a Plan Year may be zero, even though other Eligible Employees may receive a Company Contribution Amount for that Plan Year.

(b) Deferred Bonus Account Company Contribution. The Company Contribution Amount credited to the Deferred Bonus Account shall be an amount not to exceed one hundred percent (100%) of the first three percent (3%) of an Eligible Employee’s Base Salary and Bonus and fifty percent (50%) of the next two percent (2%) of the Eligible Employee’s Base Salary and Bonus. The maximum Company Contribution Amount credited to the Deferred Bonus Account will be four percent (4%) of the Eligible Employee’s Base Salary and Bonus paid in a Plan Year after deferrals begin to be directed to the Deferred Bonus Account. Notwithstanding the foregoing, the Company Contribution Amount allocated to the Deferred Bonus Account shall not exceed the Deferred Bonus Amount. The Administrative Committee, in its sole and absolute discretion, may allocate a Company Contribution Amount less than or greater than the amount described above, and the amount credited to any Eligible Employee for a Plan Year may be zero, even though other Eligible Employees may receive a Company Contribution Amount for that Plan Year.

3.4 Vesting. A Participant shall at all times be one hundred percent (100%) vested in his or her Supplemental Account, Deferred Bonus Account and Long Term Deferred Bonus Account.

3.5 Supplemental Accounts, Deferred Bonus Account and Long Term Deferred Bonus Account. With respect to each account established under this Plan, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Administrative Committee. The Participant shall remain at all times an unsecured creditor of the Company with respect to the Account Balance. If the Administrative Committee decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of any amount payable hereunder, or if the Administrative Committee decides in its sole discretion to fund a trust from which Plan benefits may be paid from time to time, such reserve or trust shall not under any circumstance be deemed to be an asset of the Plan.  The Company shall maintain book entry accounts for each of the Supplemental Account and Deferred Bonus Account for each Participant under the Plan. The Company shall also establish a Long Term Deferred Bonus Account for each Participant under the Plan should the Company offer Participants a Long Term Bonus. Each Participant’s Supplemental Account, Deferred Bonus Account and Long Term Deferred Bonus Account (if applicable) shall be further divided into separate subaccounts (“Investment Fund Subaccounts”), each of which corresponds to an investment fund selected by the Participant (“Investment Fund”). A Participant’s Supplemental Account, Deferred Bonus Account and Long Term Deferred Bonus Account (if applicable) shall be credited as follows:

(a) After amounts are withheld and deferred from a Participant’s compensation, the Company shall credit the Investment Fund Subaccounts of the Participant’s Supplemental Account, Deferred Bonus Account and Long Term Deferred Bonus Account (if applicable) with an amount equal to the amount of compensation deferred by the Participant as of the date that the compensation would have been paid to the Participant, and the portion of the Participant’s deferred compensation that the Participant has deemed to be invested in a certain type of Investment Fund shall be credited to the Investment Fund Subaccount corresponding to that Investment Fund.

(b) Each business day, each of the Participant’s Investment Fund Subaccounts shall be credited with earnings or losses in an amount determined by multiplying the balance credited to such Investment Fund Subaccount as of the prior day plus contributions allocated to the Investment Fund Subaccount that day by the rate of net gain or loss for the corresponding Investment Fund for that day.

(c) Each of the Participant’s Investment Fund Subaccounts shall be reduced pro rata by the amount of any distributions made to the Participant or Beneficiary, as of the date of the distribution.

3.6 Investment Elections.

(a) In its sole and absolute discretion, the Administrative Committee may select commercially available Investment Funds to determine the amount of earnings or losses credited to the Participant’s accounts under Article 3.5 above.

(b) Upon making a deferral election, an Eligible Employee shall designate in the Plan Agreement the Investment Fund or funds in which the Eligible Employee’s Supplemental Account, Deferred Bonus Account and Long Term Deferred Bonus Account (if applicable), if any, for the Plan Year to which the deferral election relates, will be deemed to be invested for purpose of determining the amount of earnings or losses to be allocated to that Investment Fund Subaccount. The Eligible Employee may specify the deemed investment, in whole percentage increments, in one or more of the Investment Funds, as communicated from time to time by the Administrative Committee. An Eligible Employee may change this Investment Fund designation by properly filing a change of election prior to such time or in such manner as determined by the Administrative Committee in its sole and absolute discretion.

(c) Notwithstanding any other provision of the Plan that may be interpreted to the contrary, the Investment Funds selected by the Administrative Committee or designation of Investment Funds by a Participant shall not be considered or construed in any manner as an actual investment of the Participant in the Investment Fund(s). In the event that the Company or the Administrative Committee invests in any or all of the Investment Funds in its sole and absolute discretion, no Participant shall have any rights in or to such proceeds.

3.7 FICA and Other Taxes.

(a) Supplemental Amounts. For each Plan Year in which a Supplemental Amount is being deferred, the Company, in a manner determined solely by the Administrative Committee, shall withhold from the amount of the Participant’s Base Salary and Bonus that is not deferred the Participant’s share of FICA and other taxes on the Participant’s Supplemental Amount. If necessary, the Administrative Committee may reduce the Supplemental Amount, or in its discretion make separate arrangements with the Participant, in order to comply with this Article 3.7.

(b) Deferred Bonus Amounts. For each Plan Year in which a Deferred Bonus Amount is deferred, the Company, in a manner determined solely by the Administrative Committee, shall withhold from that portion of the Participant’s Bonus that is not deferred the Participant’s share of FICA and other employment taxes on the Participant’s entire Bonus. If necessary, the Administrative Committee may reduce the Deferred Bonus Amount, or in its discretion make separate arrangements with the Participant, in order to comply with this Article 3.7.

(c) Long Term Deferred Bonus Amount. For each Plan Year in which a Long Term Bonus is deferred, the Company, in a manner determined solely by the Administrative Committee, shall withhold from that portion of the Participant’s Long Term Bonus that is not deferred the Participant’s share of FICA and other employment taxes on the Participant’s entire Long Term Bonus. If necessary, the Administrative Committee may reduce the Long Term Bonus Amount, or in its discretion make separate arrangements with the Participant, in order to comply with this Article 3.7.

(d) Company Contribution Amounts. The Company, in a manner determined solely by the Administrative Committee, shall withhold from the Participant’s Base Salary that is not deferred the Participant’s share of FICA and other employment taxes on such Company Contribution Amounts. If necessary, the Administrative Committee may reduce the Participant’s Company Contribution Amount, Supplemental Amount, Deferred Bonus Amount and Long Term Bonus Amount in its discretion make separate arrangements with the Participant, in order to comply with this Article 3.7.

(e) Distributions. The Company, in a manner determined solely by the Administrative Committee, shall withhold any applicable Federal, state or local income tax from payments due under the Plan in accordance with such procedures as the Administrative Committee may establish. Generally, any Social Security taxes, including the Medicare portion of such taxes, shall be withheld from other compensation payable to the Participant in question, or paid by the Participant in question to the Company as set forth above, at the time amounts are credited to the Participant’s Supplemental Account and Deferred Bonus Account. The Company shall also withhold any other employment or other taxes to comply with applicable laws as determined solely by the Administrative Committee.

ARTICLE 4 In-Service Distribution; Unforeseeable Financial Emergencies

4.1 In-Service Distribution. In connection with each annual election to defer a Supplemental Amount, Deferred Bonus Amount, or Long Term Bonus Amount, a Participant may elect to receive an In-Service Distribution from the Plan with respect to that specific Plan Year’s Supplemental Amount, Deferred Bonus Amount or Long Term Deferred Bonus Amount. The In-Service Distribution shall be a lump sum payment of the Account Balance, calculated as of the close of business on or around the date on which the In-Service Distribution becomes payable, as determined by the Administrative Committee in its sole discretion. Subject to the terms and conditions of the Plan, each In-Service Distribution election shall be paid out as soon as administratively possible after January 1 of the year selected by the Participant. The Plan Year designated by the Participant must be (a) in the case of elections made for the 2006 Plan Year and the 2007 Plan Year, a Plan Year other than the Plan Year in which the Supplemental Amount, Deferred Bonus Amount or Long Term Bonus Amount would otherwise be paid; and (b) in the case of all other elections, at least two (2) Plan Years but, in either event, not more than six (6) Plan Years after the Plan Year in which the Supplemental Amount, Deferred Bonus Amount or Long Term Deferred Bonus Amount would otherwise be paid. By way of example, if a In-Service Distribution is elected for Supplemental Amounts that are deferred in the Plan Year commencing January 1, 2007 and the designated payment date is in two (2) Plan Years, the In-Service Distribution would become payable as soon as possible after December 31, 2009.

4.2 Other Benefits Take Precedence Over Short-Term. Should an event occur that triggers a benefit under Article 5, the Account Balance of any Supplemental Account, Deferred Bonus Account or Long Term Deferred Bonus Account, that is subject to an In-Service Distribution election under Article 4.1 shall not be paid in accordance with Article 4.1 but shall be paid in accordance with Article 5.

4.3 Payout for Unforeseeable Financial Emergencies. If a Participant that is no longer an Eligible Employee experiences an Unforeseeable Financial Emergency, the individual may petition the Administrative Committee to receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably required to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payout, after taking into account the extent to which such Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship). If, subject to the sole and absolute discretion of the Administrative Committee, the petition for a payout is approved then any payout shall be made within sixty (60) days of the date of approval. In the event a Participant experiences an Unforeseeable Financial Emergency and the Participant receives a payout from the Plan in conformance with this Article 4.3, the Participant’s deferral election shall be terminated. A deferral election shall also be terminated if required for a Participant to obtain a hardship distribution under a qualified cash or deferred arrangement under Code Section 401(k). Any deferral election made by an Eligible Employee after such Employee’s termination of deferrals in conformance with this Article 4.3 shall be treated as the Eligible Employee’s initial deferral election.

ARTICLE 5 Benefits

5.1 Termination Benefit. A Participant who Terminates for any reason, other than for death or Disability, shall receive, as a Termination Benefit, his or her Account Balance. A Participant, in connection with his or her election to defer compensation for a particular Plan Year, shall also elect on an Election Form how that specific Plan Year’s Supplemental Amount, Deferred Bonus Amount or Long Term Deferred Bonus Amount shall be distributed upon Termination. The Participant may elect to receive a lump sum or pursuant to an Installment Method ranging from two to fifteen (2-15) years with payments made monthly, quarterly or annually. If a Participant does not make any election with respect to the payment of the Termination Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, on the first business day of the first month following the six month anniversary of a participant’s date of termination.

5.2 Death Benefit. If a Participant dies before the Termination Benefits commence, the Participant’s Beneficiary shall receive distributions in the same manner and form that the Participant would have received had the Participant terminated in accordance with Article 5.1. If a Participant dies after Termination Benefits commence but before the Termination Benefit is paid in full, the Participant’s unpaid Termination Benefit payments shall continue and shall be paid to the Participant’s Beneficiary over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.

5.3 Disability Benefit. A Participant suffering a Disability shall, for benefit purposes under the Plan, be deemed to have experienced a Termination of Employment and the Participant’s Account Balance shall be distributed in accordance with the election made under Article 5.1.

5.4 Change in Time or Form of Payment. Notwithstanding the method of payment for the Termination Benefit or In-Service Distribution elected by a Participant on an Election Form with respect to any Supplemental Amount, Deferred Bonus Amount, or Long Term Deferred Bonus Amount, the Participant, subject to the limitations set forth below, may elect to change the time or form of the payment of such amounts under a subsequent election one time for each deferral election so long as the subsequent election meets the following requirements:

(a) The subsequent election may not take effect until at least twelve (12) months after the date on which the subsequent election is accepted by the Administrative Committee.

(b) The first payment with respect to which the subsequent election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made, or, in the case of a payment made in an Installment Method, from when the first payment would otherwise have been made.

(c) Any election related to a payment at a specified time or pursuant to a fixed schedule may not be made less than twelve (12) months prior to the date of the first scheduled payment.

(d) The subsequent election may not accelerate the time of any payment.

The form of payment for an In-Service Distribution may only occur in conformance with Article 4.1.

5.5 Limitation on Key Employees. Notwithstanding any other provision of the Plan to the contrary, the payment of a Termination Benefit with respect to a “key employee” of the Company (within the meaning of Code Section 416(i)(1)), if at the Participant’s separation of service, any stock of the Company is publicly traded on an established securities market or otherwise, shall not be made within six months following the Participant’s separation from service with the Company, except in the event of death.

ARTICLE 6 Beneficiary Designation

6.1 Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of the Participant. The Beneficiary designated under the Plan may be the same as or different from the Beneficiary designation under any other plan of the Company in which the Participant participates.

6.2 Beneficiary Designation; Change. A Participant shall designate his or her Beneficiary by properly completing and executing the Beneficiary Designation Form, and properly returning it to the Administrative Committee. A Participant shall have the right to modify a Beneficiary designation by properly completing, executing and otherwise complying with the terms of the Beneficiary Designation Form and any of the other Administrative

Committee’s rules and procedures in effect. Upon acceptance by the Administrative Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be void. The Administrative Committee shall be entitled to rely upon the last Beneficiary Designation Form properly filed by the Participant prior to his or her death.

6.3 Receipt. No designation or change in the designation of a Beneficiary shall be effective until properly received by the Administrative Committee.

6.4 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Articles 6.1, 6.2 and 6.3 above or, if all Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the Participant’s estate.

6.5 Doubt as to Beneficiary. If the Administrative Committee has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, the Administrative Committee shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Administrative Committee’s satisfaction.

6.6 Discharge of Obligations. The payment of all benefits under the Participant’s Plan to a Beneficiary shall fully and completely discharge the Company and the Administrative Committee from all further obligations under the Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon complete payment of all Participant benefits.

ARTICLE 7 Leave of Absence

7.1 Paid Leave of Absence. If a Participant is authorized by the Company for any reason to take a paid leave of absence from the employment of the Company, including an absence for any sabbatical plan offered by the Company, the Participant shall continue to be deemed employed by the Company and the Supplemental Account, Deferred Bonus Account and Long Term Bonus Account (if applicable) shall continue to be maintained during such paid leave of absence in accordance with Article 3.1.

7.2 Unpaid Leave of Absence. If a Participant is authorized by the Company for any reason to take an unpaid leave of absence from the employment of the Company, the Participant shall continue to be considered employed by the Company and the Participant shall be excused from making deferrals until the Participant returns to paid employment status. Upon such return, deferrals shall resume for the remaining portion of the Plan Year in which the return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

ARTICLE 8 Termination, Amendment or Modification

8.1 Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, in the sole and absolute discretion of the Board, the Company reserves the right to terminate the Plan at any time with respect to any or all of its Participants and Employees. Upon the termination of the Plan, the Plan Agreements of the affected Participants shall terminate and all Account Balances shall remain subject to the terms of the Plan and the elections made in the applicable Election Forms. If permitted under Code Section 409A and any applicable Internal Revenue Service regulations issued thereunder, the Board in its sole and absolute discretion may cause all Account Balances to be distributed to Participants in accordance with such provisions.

8.2 Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the action of the Board; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made (the Account Balance is calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification, or, if the amendment or modification occurs after a Termination of Employment, the Participant’s Account Balance is calculated as of the effective date of the amendment or modification) and (ii) no amendment or modification of this Article 8.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification. Notwithstanding the foregoing, the Company’s Chief Administrative Officer acting alone may amend or modify the terms of the Plan to conform the provisions of the Plan to the guidance issued by the Secretary of the Treasury with respect to Code Section 409A and any applicable Internal Revenue Service regulations issued thereunder, in accordance with such guidance and to avoid an acceleration of payment to any Participant in the Plan.

8.3 Effect of Payment. The full payment of the applicable benefit to the Participant under Articles 4 or 5 of the Plan shall completely discharge all obligations to a Participant and his or her Beneficiaries under the Plan and the Participant’s Plan Agreement shall terminate.

ARTICLE 9 Administration

9.1 Administrative Duties. To the extent that ERISA applies to the Plan, the Company shall be the “named fiduciary” of the Plan and the “plan administrator” of the Plan. The Administrative Committee shall be responsible for the general administration of the Plan. The Administrative Committee will, subject to the terms of the Plan, have the authority to:

(i) approve for participation Employees who are recommended for participation by the President and Chief Executive Officer of the Company, (ii) adopt, alter, and repeal administrative rules and practices governing the Plan, (iii) interpret the terms and provisions of the Plan and make amendments dealing with administrative and ministerial practices set forth in the Plan, and (iv) otherwise supervise the administration of the Plan. The Administrative Committee may delegate any of its authority under this Article 9.1 to any other person or persons that it deems appropriate. Notwithstanding the foregoing, the Company’s Chief Administrative Officer acting alone may amend or modify the terms of the Plan as provided in Section 8.2, and may amend, modify or terminate any Deferral Election made hereunder, in either case to the extent necessary or advisable to comply with the requirements of Section 409A.

9.2 Agents. In the administration of the Plan, the Administrative Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.

9.3 Binding Effect of Decisions. All decisions by the Administrative Committee or the Board, as the case may be, and by any other person or persons to whom the Administrative Committee or Board has delegated authority, shall be final and conclusive and binding upon all persons having any interest in the Plan. The approval by a majority of a quorum of the Administrative Committee or the Board shall constitute the approval of the Administrative Committee or Board, as the case may be, for any action requiring Administrative Committee or Board approval.

9.4 Indemnity of Board. The Company shall indemnify and hold harmless the members of the Administrative Committee and the Board in a manner provided for in the Company’s bylaws as amended from time to time and incorporated herein by reference.

9.5 Information. To enable the Administrative Committee and the Board to perform its functions, the Company shall supply full and timely information to the Administrative Committee and the Board on all matters relating to the compensation of its Participants and Employees, the date and circumstances of the retirement, Disability, death or Termination of Employment of its Participants and Employees, and such other pertinent information as the Administrative Committee and the Board may reasonably require.

ARTICLE 10 Other Benefits and Agreements

10.1 Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for Employees. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 11 Claims Procedures

11.1 Filing a Claim. A Participant or beneficiary of a Participant who believes that he or she is eligible for a benefit under this Plan that has not been provided may submit a written claim for benefits to the Administrative Committee. The Administrative Committee shall evaluate each properly filed claim and notify the claimant of the approval or denial of the claim within ninety (90) days after the Administrative Committee receives the claim, unless special circumstances require an extension of time for processing the claim. If an extension of time for processing the claim is required, the Administrative Committee shall provide the claimant with written notice of the extension before the expiration of the initial ninety (90) day period, specifying the circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than one hundred and eighty (180) days after the date on which the Administrative Committee received the claim). If a claim is denied in whole or in part, the Administrative Committee shall provide the claimant with a written notice setting forth (a) the specific reasons for the denial, (b) references to pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information needed and an explanation of why such material or information is necessary, and (d) the claimant’s right to seek review of the denial pursuant to Section 11.2 below.

11.2 Review of Claim Denial. If a claim is denied, in whole or in part, the claimant shall have the right to (a) request that the Administrative Committee review the denial, (b) review pertinent documents, and (c) submit issues and comments in writing, provided that the claimant files a written request for review with the Administrative Committee within sixty (60) days after the date on which the claimant received written notice from the Administrative Committee of the denial. Within sixty (60) days after the Administrative Committee receives a properly filed request for review, the Administrative Committee shall conduct such review and advise the claimant in writing of its decision on review, unless special circumstances require an extension of time for conducting the review. If an extension of time for conducting the review is required, the Administrative Committee shall provide the claimant with written notice of the extension before the expiration of the initial sixty (60) day period, specifying the circumstances requiring an extension and the date by which such review shall be completed (which date shall not be later than one hundred and twenty (120) days after the date on which the Administrative Committee received the request for review). The Administrative Committee shall inform the claimant of its decision on review in a written notice, setting forth the specific reason(s) for the decision and reference to Plan provisions upon which the decision is based. A decision on review shall be final and binding on all persons for all purposes.

ARTICLE 12 Miscellaneous

12.1 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.” The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. It is the intention of the Company that the Plan be a nonqualified deferred compensation plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA covering a select group of management or highly compensated employees of the Company (a “Top Hat Plan”). Without limiting the generality of the foregoing provisions of this Plan, to the extent permitted by Section 409A, the Company reserves the right to terminate one or more Participants’ participation in the Plan and to distribute such Participants’ Account balances to the Participants (or their beneficiaries), if it is determined by the U.S. Department of Labor or any court of competent jurisdiction, or by the Company with the advice of legal counsel, that the Plan does not qualify as a Top Hat Plan.

12.2 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under the Plan, any and all Company assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

12.3 Company’s Liability. The Company’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Company and a Participant. The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

12.4 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

12.5 Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company and the Participant, either expressed or implied. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Company, or to interfere with the right of the Company to discipline or discharge the Participant at any time.

12.6 Furnishing Information. A Participant or his or her Beneficiary shall cooperate with the Administrative Committee by furnishing any and all information requested by the Administrative Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to, taking such physical examinations as the Administrative Committee may deem necessary.

12.7 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

12.8 Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.9 Governing Law. Subject to the extent that ERISA applies to the Plan, if at all, the provisions of the Plan shall be construed and interpreted according to the internal laws of the State of Colorado without regard to its conflicts of laws principles.

12.10 Notice. Any notice or filing required or permitted to be given to the Administrative Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Chipotle Mexican Grill, Inc.

Attn: Supplemental Deferred Investment Plan Administrative Committee

1401 Wynkoop St. Suite 500

Denver, CO 80202

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

12.11 Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s Beneficiaries.

12.12 Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

12.13 Validity. In case any provision of the Plan shall be illegal or invalid for any reason, or shall not conform with the requirements of law or Code Section 409A and the regulations issued thereunder, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

12.14 Incompetency. If the Administrative Committee determines in its sole and absolute discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrative Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrative Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

12.15 Court Order. The Administrative Committee is authorized to make any payments directed by court order in any action in which the Plan, Administrative Committee or the Board has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Administrative Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

12.16 Insurance. The Company may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Company chooses. The Company shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company, shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.

12.17 No Acceleration of Benefits. The acceleration of the time or schedule of any payment under the Plan is not permitted, except as provided in regulations by the Secretary of the Treasury.

12.18 Compliance with Code Section 409A. The Plan is intended to provide for the deferral of compensation in accordance with Code Section 409A and the applicable Internal Revenue Service regulations issued thereunder for compensation earned, vested, or deferred after December 31, 2004. Notwithstanding any provisions of the Plan, any Plan Agreement, or any Election Form to the contrary, no otherwise permissible election under the Plan shall be given effect that would result in the taxation of any amount under Code Section 409A.

12.19 Additional Risks. Among other risks relating to the Participants compensation deferral under the Plan, in the event of an error or circumstance arising in connection with a Participant’s deferral of compensation that results in the Participant not being qualified to receive income tax deferral, the Participant may be subject to immediate taxation on the Account Balance, plus penalty taxes equal to twenty percent (20%) on the Account Balance, plus underpayment penalties and interest.

IN WITNESS WHEREOF, the Company has signed this Plan document on May 21, 2018.

Chipotle Mexican Grill, Inc.

By:	/s/ Neil Flanzraich
Title:	Chairman, Compensation Committee